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                                                                      Exhibit 99

[LOGO]            The MONY Group Inc.          News Release
                  1740 Broadway                MEDIA CONTACTS:
                  New York, NY 10019           Doug Myers  212 708 2472
                  212 708 2472                 Christopher Breslin  212 708 2435
                  212 708 2399 Fax             INVESTOR CONTACT:
                                               Jay Davis 212 708 2917


        The MONY Group Inc. Announces Annual Dividend of $0.45 Per Share

NEW YORK (November 14, 2001) -- The Board of Directors of The MONY Group (NYSE:
MNY) today declared an annual cash dividend of $0.45 per share of common stock. The dividend is payable December 21, 2001 to shareholders of record November 30, 2001.

"Since our last dividend payment, we have purchased Advest and Matrix Capital Markets, signed an agreement to acquire Lebenthal as well as reorganized our company to reach more customers and offer them the array of financial products and services this company has to offer. These actions grow our financial services organization and make this dividend possible," said Michael I. Roth, Chairman and CEO, The MONY Group. "Moving forward, we will continue to focus on providing long-term value for both our customers and shareholders."

In 2000, MONY also paid a $0.45 per share annual dividend. The MONY Group has approximately 48 million shares of common stock outstanding.

About The MONY Group Inc.

The MONY Group Inc. (NYSE: MNY), with approximately $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career network, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group's (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, MONY Life Insurance Company of America, Matrix Capital Markets Group Inc., Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, MONY Securities Corporation and Trusted Securities Advisors Corp.